Exhibit 12.01

                      Travelers Group Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges

                           ALL COMPANIES CONSOLIDATED
                            (In millions of dollars)

                                                                                     Year ended December 31,
                                                                     ------------------------------------------------------
                                                                       1996       1995       1994       1993        1992
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes, minority
interests and cumulative effect of accounting changes ............   $  3,398   $  2,521   $  1,874   $  1,523    $  1,188

Elimination of undistributed equity earnings .....................       --         --         --         (116)        (26)

Pre-tax minority interest ........................................       --         --         --          (32)       --

Add:
  Interest .......................................................      2,259      1,956      1,284        707         674
  Interest portion of rentals ....................................        107        104        134         61          38
                                                                     --------   --------   --------   --------    --------

Income available for fixed charges ..............................    $  5,764   $  4,581   $  3,292   $  2,143    $  1,874
                                                                     ========   ========   ========   ========    ========

Fixed charges:
  Interest .......................................................   $  2,259   $  1,956   $  1,284   $    707    $    674
  Interest portion of rentals ....................................        107        104        134         61          38
                                                                     --------   --------   --------   --------    --------

Fixed charges ....................................................   $  2,366   $  2,060   $  1,418   $    768    $    712
                                                                     ========   ========   ========   ========    ========

Ratio of earnings to fixed charges ...............................      2.44x      2.22x      2.32x      2.79x       2.63x
                                                                     ========   ========   ========   ========    ========